Exhibit 99.2

News Release

For Immediate Release March 6, 2013	Contact:	Stacy Frole Lisa Broussard	(419) 627-2227 (419) 609-5929

CEDAR FAIR COMPLETES REFINANCING OF SENIOR SECURED CREDIT FACILITIES

SANDUSKY, OHIO, March 6, 2013 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced that it has successfully completed the refinancing of its existing senior secured credit faciltities with new senior secured credit facilities (the “2013 Senior Secured Credit Facilities”), consisting of a five-year, $255 million revolving credit facility and a seven-year, $630 million term loan. In connection with the Senior Secured Credit Facilities, the company simultaneously completed the previously announced offering of eight-year, $500 million senior unsecured notes.

“I am very pleased with the low cost and flexibility provided by the new agreement,” said Matt Ouimet, Cedar Fair’s president and chief executive officer. “Our three consecutive years of record performance and continued reduction of debt created the opportunity to lock in historically low rates, extend maturities, maximize capital structure flexibility and materially reduce senior secured debt. We truly appreciate the strong support and confidence of our relationship banks and the debt capital markets.”

The refinancing meaningfully extends the maturities of the Company’s debt, with the revolving credit facility maturing in March 2018 and the senior secured term loan maturing in March 2020. “We received strong market demand for both the Senior Secured Credit Facilities and senior unsecured notes allowing us to lock-in very favorable rates,” added Brian Witherow, Cedar Fair’s executive vice president and chief financial officer. “This refinancing not only enables us to take advantage of low rates available in the credit markets, but also meaningfully improves our financial flexibility leaving us well positioned to capitalize on opportunities in the future.”

The interest rate for the $630 million senior secured term loan will be LIBOR plus a margin of 2.50% per annum, with a LIBOR floor of 0.75%. The interest rate for borrowings under the $255 million revolving credit facility will be LIBOR plus a margin of 2.25% per annum. The 2013 Senior Secured Credit Facilities are subject to customary affirmative, negative and financial covenants.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Completes Refinancing of Senior Secured Credit Facilities

March 6, 2013

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, four outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.

Forward-Looking Statements

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release and prior news releases are available online at www.cedarfair.com.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233